EXHIBIT 11

SCHEDULE OF COMPUTATION OF EARNINGS PER COMMON SHARE
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                                                       Years Ended December 31,
                                                   1994           1993         1992
PRIMARY
Income applicable to common shares:
Income before extraordinary items               $3,037,000     $2,416,000    $884,000
Extraordinary item                                 389,000              -           -
Net income                                      $2,648,000     $2,416,000    $884,000

Weighted average number of common shares
  outstanding during the year                   20,903,115     18,164,426  17,904,571
Add - common equivalent shares (determined
  using the "treasury stock" method) repre-
  senting shares issuable upon exercise of:
  stock options and warrants                       803,267      2,652,409   2,320,148
Weighted average number of shares used
  in calculation of primary earnings per
  common share                                  21,706,382     20,816,835  20,224,719

Earnings per common share:
  Income before extraordinary item                   $0.14          $0.12       $0.04
  Extraordinary item                                 (0.02)             -           -
  Net income                                         $0.12          $0.12       $0.04

   FULLY DILUTED

Net income applicable to common shares          $2,648,000     $2,416,000    $884,000
Adjustments for convertible securities:
  Dividends paid on convertible preferred
  stock                                            577,000             -           -
Net income applicable to common shares,
  assuming conversion of above securities       $3,225,000     $2,416,000    $884,000
Weighted average number of shares used
  in calculation of primary earnings per
  common share                                  21,706,382     20,816,835  20,224,719
Add (deduct) incremental shares representing:
  Shares issuable upon exercise of stock
    options and warrants included in
    primary calculation                           (803,267)    (2,652,409) (2,320,148)
  Shares issuable upon exercise of stock
    options and warrants issuable based
    on year-end market price or weighted
    average price                                3,468,936      3,321,620   2,320,148
Weighted average number of shares used
  in calculation of fully diluted earnings
  per common share                              24,372,051     21,486,046  20,224,719

Fully diluted earnings per common share              $0.13          $0.11       $0.04
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